Exhibit 10.1

PRIVILEGED AND CONFIDENTIAL	Execution Copy

December 18, 2008

Mr. Jay N. Levine

[redacted]

Dear Jay:

We are all extremely pleased that you have agreed to accept the position of President and Chief Executive Officer (“CEO”) of Capmark Financial Group Inc. (the “Company”), effective December 4, 2008, (the “Commencement Date”), in accordance with the terms and conditions of this letter (the “Letter Agreement”), which shall govern your employment with the Company.

1.                                      Duties and Responsibilities. With respect to the terms of your employment with the Company, you shall be the President and Chief Executive Officer of the Company and shall be responsible for the general management of the business and affairs of the Company and shall have all of the duties, responsibilities and authorities customarily exercised by a President and CEO at a corporation of a similar size and nature as the Company. You will report directly and solely to the Board of Directors of the Company (the “Board”) and it is intended that you will be a member of the Board for so long as you are employed with the Company hereunder. By executing this Letter Agreement, you acknowledge that you will devote your full business time to performing as the President and CEO of the Company, and that you will perform your duties to the Company at the Company’s corporate offices in Horsham, Pennsylvania, at the Company’s offices in New York, New York, or at such other location as your duties require. In no event will you be required to change your current residence in connection with your duties hereunder. Notwithstanding the foregoing, nothing herein shall preclude you from (i) serving on the boards of directors of a reasonable number of other corporations, (ii) serving on the boards of a reasonable number of trade associations and/or charitable organizations, (iii) engaging in charitable activities and community affairs and (iv) managing your personal investments and affairs, subject to, in the case of clauses (i) and (ii), the prior written approval of the Board (which approval shall not be unreasonably withheld) and provided that, in the case of clauses (i) — (iv), such activities (x) do not conflict or interfere with the effective discharge of your duties and responsibilities hereunder, (y) are subject to the Company’s corporate governance policies that are applicable to all senior executives of the Company and (z) are not in violation of Section 4 or any other restrictive covenants by which you may be bound.

2.                                      Compensation and Benefits. With respect to compensation for your services as President and CEO of the Company, you will receive the following compensation and benefits, from which the Company shall be entitled to withhold any amount required by law, for so long as you are employed hereunder:

(a)  The Company shall pay you a base salary at an annual rate equal to $5,000,000 (your “Compensation”). Such Compensation shall be payable in equal installments on a bi-weekly basis in arrears in accordance with the Company’s normal payroll practices. Any increase in your Compensation shall be in the discretion of the Executive Development and Compensation

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Committee of the Board (the “Compensation Committee”), provided that no decrease shall be made to your Compensation.

(b)  In addition to your Compensation, but in the sole discretion of the Compensation Committee, the Company may pay you a bonus, in such amount(s), at such time(s), and pursuant to such terms and conditions as the Compensation Committee shall determine.

(c)  The Company shall provide you and your eligible dependents, to the extent applicable and permitted by applicable law, with coverage under all retirement and welfare benefit programs, plans and practices and other fringe benefits which the Company makes available to its senior management (commensurate with your position in the Company and to the extent permitted under any such employee benefit plan) in accordance with the terms thereof.

(d)  The Company will reimburse you for (i) all reasonable and necessary business expenses incurred by you in the conduct of your duties hereunder in accordance with the Company’s policies with respect thereto, as in effect from time to time, including, without limitation, reasonable expenses for business travel, lodging, meals away from home and transportation to the Company’s offices (and from the Company’s offices to your home) related to the discharge of your official duties hereunder and (ii) your reasonable legal fees and expenses incurred in connection with the review and negotiation of this Letter Agreement.

(e)  You will be entitled to 20 days of paid vacation for each calendar year during which you are employed hereunder.

3.                                      At-Will Employment; Rights on Termination.

(a)  The nature of your employment is at-will, and as such, your employment may be terminated by yourself or the Company for any or no reason at any time following thirty (30) days’ advance written notice to you at the address set forth above or to the Company at 116 Welsh Road Horsham, PA 19044, attention: Thomas L. Fairfield, General Counsel, as applicable (during which notice period you will continue to be entitled to your Compensation, bonus, if any, and benefits set forth in Section 2 above); provided, however, that any termination by the Company for Cause (as defined below) shall be effective immediately.

(b)  Upon any termination of your employment hereunder, you shall, unless otherwise agreed by the Company, only be entitled to: (i) all benefits that you have at such time accrued or in which you have become vested under any tax-qualified retirement benefit plans and other benefit plans maintained by the Company in accordance with their terms; (ii) any then accrued but unpaid Compensation earned through the date of your termination, which shall be paid to you within thirty (30) days following the date of your termination (the “Accrued Compensation”); (iii) reimbursement, within forty-five (45) days following submission by you to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by you in accordance with the Company’s policies prior to the date of your termination, so long as that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within thirty (30) days following the date of your termination; and (iv) payment for any then accrued but unused vacation days, which shall be paid to you within thirty (30) days following the date of your termination. Except as

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otherwise provided for herein, by executing this Letter Agreement, you agree that you are not eligible to be a participant in any severance plan or incentive compensation plan of the Company or any of its subsidiaries.

(c)  Notwithstanding the foregoing, in the event that your employment with the Company hereunder is terminated by the Company without Cause (other than due to death or disability) or by you for Good Reason (as defined below), in either case, on or prior to the six month anniversary of the Commencement Date, then subject to your (x) continued compliance with the provisions of Section 4 and any other restrictive covenants agreed to by you in writing and (y) execution, delivery and non-revocation of a general release of claims against the Company and its affiliates in a form reasonably acceptable to the Company (which shall not include any change to or extension of the restrictive covenants set forth in Section 4 below or add any additional restrictive covenants, without your written consent), you shall be entitled to receive an amount equal to the excess of (x) $2.5 million over (y) the amount paid to you by the Company pursuant to Section 2(a) as of the termination date (less any Accrued Compensation payable pursuant to Section 3(b)), which amount shall be payable in a lump sum cash payment no later than sixty (60) days following your termination date.

For purposes of this Letter Agreement:

A. “Cause” shall exist if the Board reasonably determines that any one or more of the following events has occurred while employed by the Company: (i) your willful and continued failure (except where due to a physical or mental incapacity) to attempt in good faith to substantially perform your material duties with respect to the Company which continues beyond ten (10) days after a written demand for substantial performance is delivered to you by the Company (such ten-day period, the “Cure Period”); (ii) any gross misconduct by you in the conduct of your duties hereunder that causes material and demonstrable injury, monetarily or otherwise, to the Company or any of its subsidiaries; (iii) conviction of, or plea of guilty or nolo contendere to, the commission of (x) a felony by you or (y) any misdemeanor involving theft, fraud, misappropriation or moral turpitude (other than in connection with any traffic violations); (iv) your disqualification or bar by any governmental or self-regulatory authority from serving in your position with the Company or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your material duties with respect to the Company, in any such case, as a result of willful misconduct by you (and for the avoidance of doubt, in connection with an investment in or to the Company by such governmental authority, any willful action or willful failure to act by you that adversely affects such governmental authority’s willingness or ability to make any such investment shall constitute willful misconduct by you hereunder; but  any requirement by such governmental authority of any such disqualification or bar, absent any such willful action or willful failure to act by you, shall not constitute willful misconduct by you); (v) your willful obstruction of, or willful failure to cooperate with (except where due to a physical or mental incapacity), any investigation authorized by the Board; provided that exercise by you of your constitutional rights under the Fifth Amendment of the United States Constitution in the event of any criminal investigation of you shall not be treated as obstruction of or failure to cooperate with any such investigation; (vi) your material breach of the Company’s or any subsidiary’s written code of conduct and business ethics, which breach is customarily punishable by termination of employment by the Company; or (vii) a material breach by you of Section 4 hereof or any other restrictive covenants agreed to by you in writing, if any, which continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such breach can be cured).

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B. The term “Good Reason” shall mean, without your consent, (i) the material reduction of your annual rate of base salary (excluding any general salary reduction affecting all of the Company’s senior executives and substantially all of the full-time, salaried employee population of the Company) or annual bonus opportunity (excluding reductions in the value of any performance bonus pool as a result of Company or business unit’s performance or changes in the goal amount or type of performance targets of the applicable bonus arrangement), (ii) the Company’s removal of you from, or failure to reelect you to, the positions set forth in Section 1 above, a material diminution in your employment duties or responsibilities, or your failure to be elected as a member of the Board, in each case, following a reasonable period (not to exceed 20 days) by the Company to cure such event following receipt of written notice by you indicating the event giving rise to Good Reason; or (iii) relocation of your principal workplaces (i.e., corporate offices in Horsham, Pennsylvania and Company offices in New York, New York) to a location or locations more than 50 miles away from either such principal workplaces. You may terminate your employment with Good Reason by providing the Company ten (10) days’ prior written notice setting forth in reasonable specificity the event that constitutes Good Reason, within one hundred eighty (180) days after the occurrence of such event.

4.                                      Restrictive Covenants.

(a)  In consideration of the provisions of this Letter Agreement, including the compensation to which you are entitled hereunder, you hereby agree that you shall not, directly or indirectly, (i) at any time during or after your employment with the Company, disclose any Confidential Information (as defined below) pertaining to the business of the Company or any of its affiliates, except when required (w) to perform your duties to the Company or any of its subsidiaries, (x) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order you to disclose or make accessible any information, (y) with respect to any litigation, arbitration or mediation involving this Letter Agreement, including, but not limited to, to enforcement of this Letter Agreement or (z) as to Confidential Information that becomes generally known to the public or in the trade or industry in which the Company operates, in any case, other than due to your violation of this Section 4(a); and (ii) at any time during your employment with the Company and for a period of sixty (60) days thereafter, directly or indirectly (A) own (other than less than 2% of a publicly traded company), manage, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of  any business or entity, that is engaged primarily in commercial mortgage loan origination, commercial mortgage lending, commercial mortgage loan servicing or investment management of commercial real estate related assets in the United States, or any division, subsidiary or affiliate of any such business or entity unless such division, subsidiary or affiliate is not itself engaged in any such business activity and you do not provide services to, or have any responsibilities regarding, such business activities or (B) solicit or offer employment to any person who has been employed by the Company or any of its subsidiaries at any time during the twelve (12) months immediately preceding the termination of your employment with the Company, other than any person who you have, directly or indirectly, hired for employment by the Company while employed hereunder, excluding, however, any person who becomes a member of the Company’s Executive Committee, including, without limitation, the Chief Financial Officer or Treasurer of the Company or any of its subsidiaries. Anything to the contrary notwithstanding, the Company agrees that the following shall not be deemed a violation of this Section 4(a)(ii)(B): (i) your responding to an unsolicited request for an employment reference regarding any former employee of the Company or any

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of its subsidiaries from such former employee or from a third party by providing a reference setting forth your personal views about such former employee or (ii) if an entity with which you are associated offers employment or engages any employee of the Company or any of its subsidiaries, if you were not, directly or indirectly, involved in identifying such person as a potential recruit or assisting in the recruitment of such employee. For purposes hereof, you shall only be deemed to have been involved “indirectly” in soliciting or identifying any employee if you (x) direct a third party to solicit the employee, (y) identify an employee to a third party as a potential recruit or (z) aid, assist or participate with a third party in soliciting an employee. If you agree in writing to become bound by any other agreement with the Company containing restrictive covenants of a type set forth in this Section 4(a), the provisions of that agreement shall be read in conjunction with this Section 4. For purposes of this Letter Agreement, the term “Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company, its subsidiaries, GMACCH Investors LLC and any of its members.

(b)  If at any time a court holds that the restrictions stated herein are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because your services are unique and because you will have had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Section 4. In the event of a breach or threatened breach of this Section 4, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

5.                                      Severability; Applicable Law.

(a)  The provisions of this Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. Any controversy or claim arising out of or relating to this Letter Agreement or the breach of this Letter Agreement that cannot be resolved by you and the Company, other than as provided in Section 4(b) above, shall be submitted to arbitration in New York, New York, Borough of Manhattan, in accordance with the procedures of the American Arbitration Association, which arbitration shall be a binding and conclusive settlement of any such claims or disputes. Judgment upon the arbitration award may be entered by any court having jurisdiction thereof.

(b)  This Letter Agreement and any dispute hereunder shall be construed, interpreted and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Letter Agreement.

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6.                                      Section 409A of the Code. Notwithstanding anything herein to the contrary, if any payment of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such payment or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code (for instance, if you are a “specified employee” within the meaning of Section 409A of the Code and you receive a payment or benefit constituting deferred compensation hereunder upon a separation from service (within the meaning of Section 409A of the Code, such payment or benefit shall not be delivered to you until the earlier of your death or six months and one day following your separation from service), or otherwise such payment or other benefits will be restructured (but not reduced), to the extent possible, in a manner, reasonably determined by the Board, that does not cause such an accelerated or additional tax. This Letter Agreement is intended to comply with Section 409A of the Code and will be interpreted accordingly. References under this Agreement to your termination of employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code. Each payment made under this Letter Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to you under this Letter Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

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7.                                      Entire Agreement; Amendment.

(a)  This Letter Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof; and, except as expressly provided herein, supersedes all other prior written or oral agreements concerning such subject matter. In the event of any inconsistency between this Letter Agreement and any other plan, program or practice of the Company, the terms of this Letter Agreement will control unless the Company and you otherwise agree in writing with specific reference to this provision.

(b)  This Letter Agreement may only be amended or modified by a written agreement executed by you and the Company (or any successor).

8.                                      Indemnification. During your employment with the Company and thereafter, the Company will indemnify you and your heirs and legal representatives, to the extent applicable, for all acts or omissions occurring while you are an officer or employee of the Company or a member of the Board to the maximum extent provided under the Company’s charter, by-laws, and applicable law. During your employment with the Company and thereafter, the Company will also insure you under a policy of directors and officers’ liability insurance during your employment and thereafter to the same extent as provided to active members of the Board.

9.                                      Counterparts. This Letter Agreement may be executed in counterparts and by fax or pdf.

10.                               Assignment. This Agreement and all of your rights and obligations hereunder shall not be assignable or delegable by you. Any purported assignment or delegation by you in violation of the foregoing shall be null and void ab initio and of no force and effect. No rights or obligations of the Company under this Letter Agreement may be assigned or transferred by the Company without your prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger, consolidation or other similar transaction in which the Company is not the continuing entity or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company. Upon any such assignment or transfer, the rights and obligations of the Company hereunder shall become the rights and obligations of such assignee or transferee.

11.                               Representations. You hereby represent to the Company that the execution and delivery of this Letter Agreement by you and the Company and the performance by you of your duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which you are a party of otherwise bound. The Company represents and warrants to you that (i) the execution, delivery and performance of this Letter Agreement by the Company has been fully and validly authorized by all necessary corporate action, (ii) the officer or director, as applicable, signing this Letter Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Letter Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Letter Agreement by you and the Company, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

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If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned.

Capmark Financial Group Inc.

	By:	/s/ Scott Nuttall
	Name:	Scott Nuttall
	Title:	Chairman, Executive Development and
Compensation Committee
of the Board of Directors

Accepted and Agreed

/s/ Jay N. Levine
Jay N. Levine